Exhibit 8.1

425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201-3525
Telephone 501-688-8800
Fax 501-688-8807

January 29, 2026

Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
Re:    Agreement and Plan of Merger by and among Home BancShares, Inc., Centennial Bank, HOMB Acquisition Sub IV, Inc., Mountain Commerce Bancorp, Inc., and Mountain Commerce Bank
Ladies and Gentlemen:
We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (“Home”), Centennial Bank, an Arkansas state bank and a wholly-owned subsidiary of Home (“Centennial”), and HOMB Acquisition Sub IV, Inc., an Arkansas corporation and a newly-formed, direct wholly-owned subsidiary of Home (“Acquisition Sub”), in connection with the following: (i) the proposed merger of Acquisition Sub with and into Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”) (the “Reverse Merger”); (ii) the proposed merger of MCBI with and into Home (the “Second-Step Merger”); and (iii) the proposed merger of Mountain Commerce Bank, a Tennessee state banking corporation (“MCB”) with and into Centennial (the “Bank Merger”), all pursuant to the terms of that certain Agreement and Plan of Merger by and among Home, Centennial, Acquisition Sub, MCBI, and MCB dated December 7, 2025 (the “Plan”). The Reverse Merger and the Second-Step Merger are referred to herein collectively as the “Merger.” All capitalized terms used and not otherwise defined in this opinion letter shall have the respective meanings ascribed thereto in the Plan.
Home has requested that we furnish this opinion letter as to certain U.S. federal income tax matters in connection with its Registration Statement on Form S-4 (Registration No. 333-292708) filed with the Securities and Exchange Commission relating to the Merger (as amended through the date hereof) (the “Registration Statement”). For the purpose of delivering this opinion letter, with Home’s consent, we have examined and relied upon, and we are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Plan, (ii) the Registration Statement, and (iii) such other documents, records, resolutions, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions referred to in this letter.

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. | Attorneys at Law
MitchellWilliamsLaw.com

Home BancShares, Inc.
January 29, 2026

In rendering the opinions set forth herein, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.
In our examination, we have assumed, with Home’s permission and without independent verification or inquiry:
(a)All documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic;
(b)Each document reviewed by us (a) has been or will be fully executed and delivered in substantially the same form, (b) is or will be in full force and effect, and (c) has not been and will not be amended or modified in any respect;
(c)All parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof;
(d)The factual matters, statements and recitations contained in any documents, resolutions, certificates or instruments provided to us (or otherwise made known to us as of the date hereof) are accurate, true and complete;
(e)The transactions contemplated by the Plan will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); and
(f)The Merger and the Bank Merger will be reported by Home and MCBI on their respective federal income tax returns in a manner consistent with the opinion set forth below.
Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, it is our opinion that, as it summarizes currently applicable United States federal income tax law, the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” is accurate in all material respects.

Home BancShares, Inc.
January 29, 2026

Except as expressly set forth above, we express no opinion on any issue relating to the tax consequences (whether federal, state, local, or foreign) of the Reverse Merger, the Second-Step Merger, the Bank Merger, or of any transactions related thereto or otherwise contemplated by the Plan. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to update or supplement the opinions contained herein to reflect any facts that may hereafter come to our attention or to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.
We do not purport to describe herein all tax consequences that might flow from the Reverse Merger, the Second-Step Merger, the Bank Merger, or of any transactions related thereto or otherwise contemplated by the Plan.
We have conclusively assumed that neither Home, Centennial nor Acquisition Sub knows of any reason why the opinion set forth herein may be incorrect.
The foregoing opinion is rendered solely in connection with the Registration Statement. This opinion represents our reasoned judgment as to certain matters of law based upon facts presented or presumed and are not and should not be considered or construed as a guaranty.
We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Certain Legal Matters” as having passed upon certain federal income tax matters for Home. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933.

Very truly yours,

/s/ Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.